Exhibit 5.1

Fleming PLLC
49 Front Street, Suite 206
Rockville Centre, NY  11570

July 1, 2011

World Surveillance Group Inc.
State Road 405, Building M6-306A
Room 1400
Kennedy Space Center, FL 32815

Re:           World Surveillance Group Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”), with respect to the offering for resale from time to time by certain stockholders of the Company named in the Registration Statement of 22,588,332 shares of Common Stock (the “Selling Stockholder Shares”), par value $0.00001 per share, of World Surveillance Group Inc., a Delaware corporation (the “Company”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined (i) the Registration Statement, the Company’s Restated Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws, and the corporate action of the Company that provided for the issuance of the Selling Stockholder Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Selling Stockholder Shares have been duly authorized for issuance by the Company and validly issued, and are fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters.”  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours Truly,

/s/ Fleming PLLC
Fleming PLLC